Exhibit 16.1

March 7, 2018

APPLIANCE RECYCLING CENTERS of AMERICA, INC.

We have read Item 4.01 of Form 8-K dated March 5, 2018 of APPLIANCE RECYCLING CENTERS of AMERICA, INC. (“the Registrant”) and are in agreement with the statements concerning therein as it pertains to our firm.

We have no basis to agree or disagree with other statements of the Registrant contained in Item 4.01.

Very truly yours,

/s/ ANTON & CHIA, LLP